Exhibit 99.1

ProPhase Labs Announces Record Third Quarter 2022 Financial Results

Q3 2022 Net Revenues of $24.2 Million (a Q3 record); Up 155% Year-over-Year

Q3 2022 Net Income of $1.0 Million versus a loss in Q3 2021

Q3 2022 adjusted EBITDA of $6.3 million (a Q3 record) versus a loss in Q3 2021

Management to Host Conference Call Today at 11:00 a.m. ET

GARDEN CITY, NY, November 10, 2022 (GLOBE NEWSWIRE) – ProPhase Labs, Inc. (NASDAQ: PRPH), a growth oriented and diversified diagnostics, genomics and biotech company, today reported its financial and operational results for the third quarter ended September 30, 2022.

Third Quarter 2022 Highlights:

●	Net revenue of $24.2 million for the three months ended September 30, 2022, as compared to $9.5 million for the three months ended September 30, 2021, an increase of approximately 155%.

●	Net income of $1.0 million, or $0.06 per share, for the three months ended September 30, 2022, as compared to net loss of $4.0 million, or ($0.26) per share, for the three months ended September 30, 2021.

●	Adjusted EBITDA of $6.3 million for the three months ended September 30, 2022, as compared to adjusted EBITDA loss of $(1.3) million for the three months ended September 30, 2021.

●	Cash, cash equivalents and marketable securities of $26.5 million and net working capital of $53.6 million at September 30, 2022.

Additional Highlights Following Q3 2022:

●	On October 19, 2022, we announced a collaboration with G42 Healthcare Inc (“G42”). We have signed a Memorandum of Understanding (MOU) with G42 to explore several collaborative opportunities including, but not limited to, genomic sequencing, artificial intelligence, sharing of genomic data insights, and obtaining certain advanced certifications. ProPhase and G42 Healthcare have also entered into an initial agreement with the goal of significantly synergizing the companies’ genomic sequencing capabilities to support further development and globalization of their healthcare offerings.

On November 8, 2022, we announced that our wholly owned subsidiary, ProPhase BioPharma, Inc. (“PBIO”) has entered into a two-year collaborative agreement with Dana-Farber Cancer Institute to further the research and development of a small molecule, Linebacker-1, that is intended as a therapy enhancer for traditional chemotherapeutic agents to both increase efficacy and decrease toxicity in current cancer treatments. The collaboration will be led by Mike Makrigiorgos, Ph.D and Sayeda Yasmin-Karim, MD, Ph.D. Dr. Makrigiorgos is a Professor at Dana-Farber, Professor at Harvard Medical School, and Director of the Medical Physics and Biophysics Division of the Department of Radiation Oncology at Dana-Farber and Brigham and Women’s Hospital. Dr. Yasmin-Karim is an Instructor at Dana-Farber and Harvard Medical School.

Ted Karkus, ProPhase Lab’s Chief Executive Officer, commented, “I am so proud of our team, which continues to build value in our Company as evidenced by our strong financial results. During our seasonally weakest quarter of the year, we still reported $1.0 million in net income versus a loss in Q3 2021, and our adjusted EBITDA was even greater, at $6.3 million compared to adjusted EBITDA loss of $(1.3) million for Q3 2021. While the incidence of COVID-19 has declined sequentially in 2022, our testing levels significantly increased year-over-year for the three and nine months ended September 30, 2022, due to our extensive expansion and diversification of our customer base over the past year to include independent pharmacies, schools, concierge services in multiple states, and municipal contract wins. Our strong Q3 2022 financial results reflect this growth in customers combined with our more efficient operations. With cough/cold/flu season approaching, PCR and antigen testing has been consistent entering Q4.”

Mr. Karkus continued, “We are finalizing construction on the expansion of our New York CLIA laboratory to include clinical testing and expand our menu beyond COVID-19 testing to offer traditional testing (i.e., hematology, chemistry, immunoassays, coagulation, STDs, urinalysis, etc.). Our offerings can also be tailored to the specific needs of research organizations and physicians. In parallel, we plan to build a genetics laboratory outfitted with industry leading Next Generation Sequencing (NGS) to perform Whole Genome Sequencing (WGS) and an array of genetic diagnostic test offerings, both clinical and for research. We believe this expansion will open doors to academic institutions who have a growing demand to conduct genetic research, which is at the heart of personal precision medicine. We also plan to leverage our distribution in over 40,000 Food, Drug and Mass retail stores to significantly grow direct to consumer sales of our genomic sequencing products and ultimately, a large variety of diagnostic tests.”

“In addition to building out and diversifying ProPhase Diagnostics, we are also firing on all cylinders with continuing positive developments in both ProPhase Precision Medicine and ProPhase BioPharma. We recently announced a collaboration with G42 Healthcare, which includes an initial genomics sequencing agreement that we believe will significantly drive revenues and earnings in our ProPhase Precision Medicine subsidiary going forward. We recently returned from a week in Abu Dhabi where we met with senior management and are confident that this collaboration will yield significant opportunities and value over time. Our goal is to be the low-cost provider for all whole genome sequencing, selling to consumers online, in Food, Drug and Mass retails stores and to universities conducting precision medicine research, the future of medicine.”

Mr. Karkus continued, “We also announced a collaboration with the Dana Farber Cancer Institute to develop Linebacker (LB-1) as a potential co-therapy cancer compound. The initial pre-clinical results of this compound have been impressive. We are excited to continue development and look forward to providing additional updates in the coming months. Our estimated budget for our Linebacker portfolio (LB-1 and LB-2) continues to be under $5 million over the next 12-18 months for animal studies and an initial human clinical study. This budget is less than 10% of current working capital and our other subsidiaries continue to generate significant profits. With positive clinical results, we believe the potential value of this wholly-owned subsidiary could be quite significant.”

“We are excited for the future of ProPhase Diagnostics, ProPhase Precision Medicine and ProPhase BioPharma. The two-year bear market in biotech and life science companies has created some great opportunities to expand and diversify our business into the fields of diagnostic testing, whole genome sequencing, and drug and product development. And the beauty is that we continue to generate significant earnings while growing these subsidiaries, which we believe have unicorn potential. As of September 30, 2022, we had working capital of over $53 million. We believe that we have ample cash and working capital for all of our planned expansion initiatives for the foreseeable future,” concluded Mr. Karkus.

Third Quarter 2022 Financial Results

For the three months ended September 30, 2022, net revenue was $24.2 million as compared to $9.5 million for the three months ended September 30, 2021. The increase in net revenue was the result of a $13.4 million increase in net revenue from diagnostic services and $1.3 million increase in consumer products. The increase in net revenue for diagnostic services was due to increased COVID-19 testing volumes performed as a result of the spread of the Omicron variant, which emerged in early 2022.

Cost of revenues for the three months ended September 30, 2022 were $12.2 million, comprised of $8.4 million for diagnostic services and $3.8 million for consumer products. Cost of revenues for the three months ended September 30, 2021 were $5.5 million, comprised of $4.0 million for diagnostic services and $1.5 million for consumer products.

We realized a gross profit of $12.0 million for the three months ended September 30, 2022 as compared to $4.0 million for the three months ended September 30, 2021. The increase of $8.0 million was comprised of an increase of $12.1 million in diagnostic services, partially offset by a decrease of $0.1 million in consumer products. For the three months ended September 30, 2022 and 2021 we realized an overall gross margin of 49.5% and 42.0%, respectively. Gross margin for diagnostic services was 58.9% and 43.9% in the 2022 and 2021 comparable periods, respectively. The increase in gross margin was principally due to (i) increased efficiencies in our lab processing, (ii) a decrease in sample collection costs and (iii) a decrease in cost of test materials. Gross margin for consumer products was (3.2)% and 36.2% in the 2022 and 2021 comparable periods, respectively. Gross margin for consumer products have historically been influenced by fluctuations in quarter-to-quarter production volume, fixed production costs and related overhead absorption, raw ingredient costs, inventory mark to market write-downs and timing of shipments to customers.

Diagnostic services costs for the three months ended September 30, 2022 were $2.4 million compared to $1.5 million for the three months ended September 30, 2021. The increase of $0.9 million was due to increased COVID-19 testing volumes performed as a result of the spread of the Omicron variant, which emerged in early 2022, partially offset by a greater proportion of costs allocated to cost of revenues as a result of the nature of agreements with network providers.

General and administration expenses for the three months ended September 30, 2022 were $7.5 million as compared to $5.9 million for the three months ended September 30, 2021. The increase of $1.6 million in general and administration expenses was principally related to an increase in personnel expenses and professional fees associated with our diagnostic services business.

As a result of the effects described above, net income/(loss) for the three months ended September 30, 2022 was $1.0 million, or $0.06 per share, as compared to ($4.0 million), or ($0.26) per share, for the three months ended September 30, 2021. Diluted earnings per share for the three months ended September 30, 2022 and 2021 were $0.06 and ($0.26), respectively.

Our aggregate cash, cash equivalents and restricted cash as of September 30, 2022 were $22.8 million as compared to $8.7 million at December 31, 2021. Our working capital was $53.6 million and $45.8 million as of September 30, 2022 and December 31, 2021, respectively. The increase of $14.1 million in our cash, cash equivalents and restricted cash for the nine months ended September 30, 2022 was principally due to the proceeds from the sale of marketable debt securities of $5.8 million, proceeds from dispositions of property and other assets of $0.5 million, and $27.8 million cash provided by operating activities, offset by (i) purchases of marketable securities of $1.0 million, (ii) cash dividend payments of $9.3 million, (iii) repayment of note payable of $1.4 million, (iv) repurchase of common shares for $4.3 million, (v) capital expenditures of $2.2 million.

Conference Call and Webcast Details

Management will host a conference call at 11:00 a.m. ET today, November 10, 2022, to review financial results and provide an update on corporate developments. Following management’s formal remarks there will be a question-and-answer session.

Participants can register for the conference call by navigating to: https://tl.prph.com/crp

Please note that registered participants will receive their dial in number upon registration and may dial directly into the call without delay. Those without internet access or unable to pre-register may dial in to the conference call by calling: 1-866-777-2509 (domestic) or 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the schedule start time and ask to be joined into ProPhase Lab’s conference call.

The conference call will be broadcast live and available for replay at https://event.choruscall.com/mediaframe/webcast.html?webcastid=W9bpTyZU and via the investor relations section of the Company’s website at www.ProPhaseLabs.com.

A replay of the conference call will be available approximately two hours after the call ends at the above links. A telephonic replay of the call will be available and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code #7963121.

About ProPhase Labs

ProPhase Labs, Inc. (Nasdaq: PRPH) (“ProPhase”) is a growth oriented and diversified diagnostics, genomics and biotech company that seeks to leverage its CLIA lab services to provide whole genome sequencing and research direct to consumers and build a genomics database to be used for further research. The Company provides traditional CLIA molecular laboratory services, including COVID-19 testing. The Company also operates a contract manufacturing subsidiary and offers the TK Supplements line of dietary supplements, which are distributed in food, drug and mass stores throughout the country.

ProPhase Diagnostics, Inc., a wholly owned subsidiary of ProPhase, offers a broad array of clinical diagnostic and testing services at its CLIA certified laboratories including polymerase chain reaction (PCR) testing for SARS-CoV-2 (COVID-19) and Influenza A and Influenza B. Critical to COVID-19 testing, ProPhase Diagnostics provides fast turnaround times for results. ProPhase Diagnostics also offers best-in-class rapid antigen and antibody/immunity tests to broaden its COVID-19 testing beyond RT-PCR testing. The Company has announced plans for the expansion of the lab to include traditional clinical testing and genomics sequencing.

ProPhase Precision Medicine, Inc., a wholly owned subsidiary of ProPhase, focuses on genomics sequencing and testing technologies, a comprehensive method for analyzing entire genomes, including the genes and chromosomes in DNA. The data obtained from genomic sequencing may help to identify inherited disorders and tendencies, help predict disease risk, help identify expected drug response, and characterize genetic mutations, including those that drive cancer progression. The Company currently offers Nebula Genomics whole genome sequencing products direct-to-consumer online, with plans to sell in food, drug and mass (FDM) stores and to provide testing for universities conducting genomic research.

ProPhase BioPharma, Inc. (PBIO), a wholly owned subsidiary of ProPhase, was formed for the licensing, development and commercialization of novel drugs and compounds. Licensed compounds currently include Equivir (OTC/dietary supplement) and Equivir G (Rx), two broad based anti-virals, and Linebacker LB-1 and LB-2, two small molecule PIM kinase inhibitors. The company is collaborating with the Dana Farber Cancer Institute to develop LB-1 as a cancer co-therapy.

ProPhase Labs has decades of experience researching, developing, manufacturing, distributing, marketing, and selling OTC consumer healthcare products and dietary supplements under the TK Supplements® brand and Pharmaloz contract manufacturing subsidiary.

ProPhase actively pursues strategic investments and acquisition opportunities for other companies, technologies, and products.

For more information, visit www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans, objectives and initiatives, including statements regarding our plans to grow our diagnostic business and expand our lab services, our plans to grow our genomics business, build a WGS laboratory and attract academic institutions, our estimated budget and timeline for the development of the Linebacker portfolio, our expectations regarding the earnings potential our subsidiaries, and our expectations regarding the sufficiency of our cash and working capital. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to general economic conditions, the scale, scope and duration of the COVID-19 pandemic (including variants), consumer demand for our COVID-19 testing and other lab processing services, our ability to collect payment for the diagnostic tests we deliver, challenges relating to entering into and growing new business lines, the competitive environment, our failure to obtain and maintain necessary regulatory approvals, our ability to execute on our business plan, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings. The Company undertakes no obligation to update forward-looking statements except as required by applicable securities laws. Readers are cautioned that forward-looking statements are not guarantees of future performance and are cautioned not to place undue reliance on any forward-looking statements.

Media Relations and Institutional Investor Contact:

ProPhase Labs, Inc.

267-880-1111

investorrelations@prophaselabs.com

Retail Investor Relations Contact:

Renmark Financial Communications

John Boidman

514-939-3989

Jboidman@renmarkfinancial.com

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	22,799	8,408
Restricted cash	-	250
Marketable debt securities, available for sale	3,678	8,779
Marketable equity securities, at fair value	-	76
Accounts receivable, net	37,832	37,708
Inventory, net	4,912	4,600
Prepaid expenses and other current assets	1,105	1,496
Total current assets	70,326	61,317

Property, plant and equipment, net	6,063	5,947
Prepaid expenses, net of current portion	121	460
Operating lease right-of-use asset, net	4,148	4,402
Intangible assets, net	8,889	10,852
Goodwill	5,709	5,709
Deferred tax asset	1,339	-
Other assets	1,282	608
TOTAL ASSETS	97,877	89,295

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	1,545	7,026
Accrued diagnostic services	274	1,890
Accrued advertising and other allowances	79	104
Operating lease liabilities	301	663
Deferred revenue	2,958	2,034
Income tax payable	8,341	1,312
Other current liabilities	3,195	2,495
Total current liabilities	16,693	15,524

Non-current liabilities:
Deferred revenue, net of current portion	927	905
Note payable	-	44
Unsecured convertible promissory notes, net	7,999	9,996
Operating lease liabilities, net of current portion	4,337	4,198
Total non-current liabilities	13,263	15,143
Total liabilities	29,956	30,667

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity
Preferred stock authorized 1,000,000, $0.0005 par value, no shares issued and outstanding	-	-
Common stock authorized 50,000,000, $0.0005 par value, 15,722,827 and 15,485,900 shares outstanding, respectively	17	16
Additional paid-in capital	108,131	104,552
Retained earnings	14,199	2,642
Treasury stock, at cost, 17,352,419 and 16,818,846 shares, respectively	(54,138)	(48,407)
Accumulated other comprehensive loss	(288)	(175)
Total stockholders’ equity	67,921	58,628
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	97,877	89,295

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Other Comprehensive Loss

(in thousands, except per share amounts)

(unaudited)

	For the three months ended		For the nine months ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenues, net	24,200	9,472	100,824	33,885
Cost of revenues	12,227	5,495	41,453	16,515
Gross profit	11,973	3,977	59,371	17,370

Operating expenses:
Diagnostic expenses	2,397	1,478	8,870	6,117
General and administration	7,512	5,938	21,641	14,713
Research and development	110	208	175	416
Total operating expenses	10,019	7,624	30,686	21,246
Income (loss) from operations	1,954	(3,647)	28,685	(3,876)

Interest income, net	25	230	123	531
Interest expense	(201)	(296)	(635)	(870)
Change in fair value of investment securities	-	(265)	(76)	(101)
Income (loss) from operations before income taxes	1,778	(3,978)	28,097	(4,316)
Income tax expense	(809)	-	(7,190)	-
Income (loss) from operations after income taxes	969	(3,978)	20,907	(4,316)
Net income (loss)	969	(3,978)	20,907	(4,316)

Other comprehensive loss:
Unrealized loss on marketable debt securities	(51)	(33)	(112)	(111)
Total comprehensive income	918	(4,011)	20,795	(4,427)

Earnings (loss) per share:
Basic	$0.07	$(0.26)	$1.37	$(0.29)
Diluted	$0.06	$(0.26)	$1.10	$(0.29)

Weighted average common shares outstanding:
Basic	15,898	15,439	15,712	15,055
Diluted	20,248	15,439	19,504	15,055

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the nine months ended
	September 30, 2022	September 30, 2021
Cash flows from operating activities
Net income (loss)	$20,907	$(4,316)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Realized loss on marketable debt securities	192	40
Depreciation and amortization	3,791	2,044
Amortization of debt discount	4	4
Amortization on operating lease right-of-use assets	254	247
Loss on sale of assets	14	-
Stock-based compensation expense	2,979	2,438
Change in fair value of investment securities	76	101
Accounts receivable allowances	2,528	-
Inventory valuation reserve	(179)	-
Non-cash interest income on secured promissory note receivable	-	(315)
Changes in operating assets and liabilities:
Accounts receivable	(2,652)	(7,327)
Inventory	(133)	(5,036)
Prepaid expenses and other current assets	643	1,639
Deferred tax asset	(1,339)	-
Other assets	(674)	(368)
Accounts payable	(5,483)	(1,749)
Accrued diagnostic services	(1,616)	3,260
Accrued advertising and other allowances	(25)	-
Deferred revenue	946	1,461
Operating lease liabilities	(223)	197
Income tax payable	7,029	-
Other current liabilities	700	(1,292)
Net cash provided by (used in) operating activities	27,739	(8,972)

Cash flows from investing activities
Business acquisitions, net of cash acquired		(9,066)
Issuance of secured promissory note receivable	-	(1,000)
Purchase of marketable securities	(1,003)	(21,527)
Proceeds from sale of marketable debt securities	5,800	10,701
Proceeds from dispositions of property and other assets, net	452	-
Capital expenditures	(2,323)	(4,258)
Net cash provided by (used in) investing activities	2,926	(25,150)

Cash flows from financing activities
Proceeds from issuance of common stock from public offering, net	-	35,135
Proceeds from issuance of common stock and warrants from private offering	-	5,500
Repayment of note payable	(1,444)	-
Repurchases of common shares	(1,200)	-
Payment of dividends	(9,351)	(4,546)
Repurchase of common stock for payment of statutory taxes due on cashless exercise of stock option	(4,530)	-
Net cash (used in) provided by financing activities	(16,525)	36,089

Increase in cash, cash equivalents and restricted cash	14,141	1,967
Cash, cash equivalents and restricted cash, at the beginning of the period	8,658	6,816
Cash, cash equivalents and restricted cash, at the end of the period	$22,799	$8,783

Supplemental disclosures:
Cash paid for income taxes	$1,500	$-
Interest payment on the promissory notes	$441	$750

Supplemental disclosure of non-cash investing and financing activities:
Issuance of common shares for debt conversion	$600	$3,608
Net unrealized loss, investments in marketable debt securities	$(113)	$(111)

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding our results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), we disclose certain non-GAAP financial measures. The primary non-GAAP financial measures we disclose are EBITDA and Adjusted EBITDA.

We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding acquisition costs, other non-cash items, and other unusual or non-recurring charges (as described in the table below).

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures.

We use EBITDA and Adjusted EBITDA internally to evaluate and manage the Company’s operations because we believe they provide useful supplemental information regarding the Company’s ongoing economic performance. We believes that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization. In addition, we believe that non-GAAP financial information is used by analysts and others in the investment community to analyze our historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and create a misplaced perception that our results have underperformed or exceeded expectations.

The following table sets forth the reconciliations of EBITDA and Adjusted EBITDA excluding other costs to the most comparable GAAP financial measures (in thousands):

	For the three months ended
	September 30, 2022	September 30, 2021
GAAP net income (1)	$969	$(3,978)
Interest, net	176	65
Income tax expense	809	-
Depreciation and amortization	2,351	926
EBITDA	4,305	(2,987)
Share-based compensation expense	1,969	934
Acquisition costs	-	674
Non-cash rent expense (2)	22	72
Bad debt expense (3)	-	-
Adjusted EBITDA	$6,296	$(1,307)

(1) We believe that net income (loss) is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA measure the Company’s operating performance without regard to certain expenses. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and the Company’s computation of EBITDA and Adjusted EBITDA may vary from others in the industry. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.

(2) The non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(3) Full allowance reserved related to restricted cash.